UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 19, 2004
(Date of earliest event reported)

IXYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26124 (Commission File No.)	77-0140882 (IRS Employer Identification No.)

3540 Bassett Street
Santa Clara, CA 95054
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 982-0700

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On November 19, 2004, in connection with his retirement, Arnold P. Agbayani resigned as Senior Vice President of Finance, Chief Financial Officer, Secretary and a Director of IXYS Corporation, a Delaware corporation (“IXYS”). Mr. Agbayani will remain an employee of IXYS for a transitional period.

     On November 19, 2004, Uzi Sasson, 42, was appointed Vice President of Finance, Chief Financial Officer and Secretary of IXYS. On such date, Mr. Sasson resigned as a Director of IXYS.

     Mr. Sasson is the chief executive officer of Sagent Management, a tax and accounting consulting firm, which he founded in February 2004. Mr. Sasson has also served as the interim Chief Financial Officer for Digital Power Corp., a manufacturer of switching power supplies, since June 2004. Mr. Sasson is expected to end those duties shortly. Before forming Sagent, Mr. Sasson served as Vice President of Tax for Mercury Interactive Corporation, a provider of software and services for the business technology optimization marketplace, from 2001 to 2003. Prior to that, Mr. Sasson was a Senior Manager at PricewaterhouseCoopers LLP, an accounting firm, for the Technology, InfoComm, Entertainment, and Media Group from 1999 to 2001, and a Senior Manager for the Multistate Tax Consulting Group from 1995 to 1999. From August to November 2004, Mr. Sasson served as a director of IXYS. Mr. Sasson is a director of Verisity Ltd. Mr. Sasson has a Masters of Science in Taxation and Bachelor of Science in Accounting from Golden Gate University and is a Certified Public Accountant in California.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IXYS CORPORATION

By: /s/ Nathan Zommer

Nathan Zommer, Chairman of the
Board, President and Chief
Executive Officer (Principal
Executive Officer)

Date: November 22, 2004